Exhibit 99.1

COMPANY CONTACT:	INVESTOR CONTACTS:	MEDIA CONTACTS:
Cardima, Inc.	Investor Relations Group	Investor Relations Group
Barry D. Michaels	Gino De Jesus, John Nesbett	Janet Vasquez,
Interim Chief Financial Officer	Dian Griesel, Ph.D.	Dian Griesel, Ph.D.
(510) 354-0300	(212) 825-3210	(212) 825-3210
www.cardima.com

CARDIMA SUBMITS AMENDED PMA APPLICATION TO FDA REQUESTING

APPROVAL OF REVELATION® Tx FOR TREATMENT OF ATRIAL

FIBRILLATION

FREMONT, CA. January 21, 2004 – Cardima®, Inc. (NasdaqSC: CRDM) has submitted an amendment to its pre-market approval (PMA) application to the U.S. Food and Drug Administration (FDA) for approval to market the REVELATION® Tx linear ablation catheter to treat paroxysmal atrial fibrillation (AF) in the U.S.

“We carefully reviewed the transcript from the May 29, 2003 meeting of the FDA Circulatory System Devices Panel and believe that the amended PMA application addresses all of the FDA’s questions regarding the initial submission,” said Gabe Vegh, CEO of Cardima. “We believe that the additional data and analysis, including data obtained from an expanded patient population, provide clear and concise safety and efficacy data, and we are hopeful that the FDA will concur that the amended PMA application fulfills the FDA’s requirements for product approval.”

About REVELATION Tx

The REVELATION Tx system is a minimally invasive, single-use, microcatheter-based product designed to provide easy access to arrhythmia-causing tissue, creating linear lesions or restricted pathways, and restoring normal sinus rhythm to the heart using radiofrequency (RF) energy. Cardima initially submitted the PMA for the REVELATION Tx linear ablation catheter to the FDA on September 30, 2002. On May 29, 2003, Cardima met with the FDA’s Circulatory System Devices Panel at which time the Panel recommended that the U.S. Food and Drug Administration not approve the PMA for the REVELATION Tx linear ablation microcatheter system. While the Circulatory System Devices Panel commented favorably on the safety and need for this type of device, the Panel felt that efficacy data was not sufficiently clear and supportive for approval. The Panel provided several suggestions on how to possibly re-examine the existing data or how to collect more data on existing patients. On June 26, 2003,

Cardima received a letter from the FDA which reiterated the recommendation of the Panel and stated the FDA concurred with the Panel’s recommendation. On January 20, 2004, Cardima submitted an amendment of its PMA application as described above. The timing and outcome of the FDA’s response to Cardima’s amended PMA are uncertain.

About Cardima

Cardima, Inc. has developed the REVELATION® Tx, REVELATION T-Flex and REVELATION Helix linear ablation microcatheter systems for the minimally invasive treatment of atrial fibrillation (AF). The REVELATION Helix was developed for the treatment of AF originating in the pulmonary veins of the heart. The REVELATION Tx, REVELATION T-Flex and REVELATION Helix systems have received CE Mark approval in Europe. The Company has also developed a Surgical Ablation System, which is expected to be used by cardiac surgeons to treat AF by ablating cardiac tissue during heart surgery using radio frequency (RF) energy. In February 2003, the Company announced that it had received FDA 510(k) clearance to market the Surgical Ablation System in the U.S.

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include the Company’s ability to raise additional capital, whether the Company’s pre-market approval (PMA) application for the REVELATION® Tx or any other product will be approved by the FDA, whether the Company’s amended PMA for REVELATION Tx recently submitted to the FDA will address the FDA’s questions regarding initial submission and provide sufficiently clear and concise safety and efficacy data, the possibility of business disruption or unanticipated expenses due to the Company’s recent financing efforts, and whether the Company will be able to conduct successful clinical trials, obtain and maintain regulatory approvals, gain acceptance for its products from the marketplace, secure distribution partners or successfully market, sell and distribute its products to end users in the event FDA approval is obtained. Additional risks are set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002, filed with the Securities and Exchange Commission on March 31, 2003, the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, the Company’s Quarterly Report on Form 10-Q, as amended on Form 10-Q/A, for the quarter ended June 30, 2003, and the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2003. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof, or to reflect the occurrence of unanticipated events.